Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avnet, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-45267, 333-112062, 333-140903, 333-171291, 333-177787, 333-192289, 333-214887, 333-220133 and 333-228875 on Form S-8 and registration statement Nos. 333-208009 and 333-227100 on Form S-3 of Avnet, Inc. of our report dated August 14, 2020, with respect to the consolidated balance sheets of Avnet, Inc. as of June 27, 2020 and June 29, 2019, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 27, 2020, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of June 27, 2020, which report appears in the June 27, 2020 annual report on Form 10-K of Avnet, Inc.

Our report refers to a change in the method of accounting for leases in 2020 due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases.

Our report refers to a change in the method of accounting for revenue in 2019 due to the adoption of Financial Accounting Standards Board’s ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Phoenix, Arizona

August 14, 2020